Exhibit 11

                             BNP U.S. FUNDING L.L.C.
                  Computation of net income per common security
                      (in thousands, except per share data)

                                                        Nine-month period ended
                                                          September 30, 2002
                                                      -------------------------

Net Income                                                    $ 25,730
Less: Preferred Securities Dividend Requirement.......         (19,345)
                                                               -------
Net Income (Loss) Applicable to Common Securities.....        $  6,385
                                                               =======
Securities:

Weighted Average Number of Common Securities
Outstanding...........................................          53,011
                                                               =======


Net Income (Loss) per Common Security.................        $ 120.45
                                                               =======